Exhibit 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION

CONTACT:	Cory McQueen
Vice President and
Chief Financial Officer
(435) 655-6106

NUTRACEUTICAL REPORTS FISCAL 2014 YEAR END RESULTS

PARK CITY, Utah, November 20, 2014/PRNewswire/—Nutraceutical International Corporation (NASDAQ:  NUTR) today reported results for the fiscal 2014 fourth quarter ended September 30, 2014.  Net sales for the fiscal 2014 fourth quarter were $52.4 million compared to $51.3 million for the same quarter of fiscal 2013.  For the fourth quarter of fiscal 2014, net income was $3.4 million, or $0.35 diluted earnings per share, compared to net income of $4.1 million, or $0.42 diluted earnings per share, for the same quarter of fiscal 2013.  Net income for the fourth quarter of fiscal 2014 included a non-cash intangible asset impairment charge related to a tradename of $0.2 million, net of tax, or $.02 per diluted share.  Net income for the fourth quarter of fiscal 2013 included non-cash intangible asset impairment charges related to certain tradenames of $0.1 million, net of tax, or $0.01 per diluted share.

Net sales for the fiscal year ended September 30, 2014 were $214.5 million compared to $208.4 million for fiscal 2013.  For the fiscal year ended September 30, 2014, net income was $15.9 million, or $1.62 diluted earnings per share (including the intangible asset impairment charge), compared to net income of $17.0 million, or $1.73 diluted earnings per share (including the intangible asset impairment charges), for fiscal 2013.

Operating cash flow for the fiscal year ended September 30, 2014 was $20.0 million compared to $26.8 million for fiscal 2013.  The operating cash flow for the fiscal year ended September 30, 2014, combined with net borrowings of $10.5 million and existing cash, was primarily used to invest $16.4 million in acquisitions of natural product businesses, $11.3 million in purchases of property, plant and equipment and $5.1 million in purchases of common stock for treasury.

Bill Gay, chairman and chief executive officer, commented, “Our fiscal 2014 net sales growth of 2.9% was comparable to our fiscal 2013 net sales growth of 4.0%. Fiscal 2014 growth came primarily from acquisitions completed during the last two fiscal years.  Our fundamental business strategy of acquiring and consolidating brands and products is critical to our long-term objective of profitable and sustainable growth. Fiscal 2014 net sales growth from certain acquisitions was less than expected primarily because of the integration complexity encountered in the internal reformulation of several hundred previously co-packed products in order to ensure predecessor label claims are met.  As a result, operational synergies and further anticipated net sales growth from these recent acquisitions are targeted for the later part of fiscal 2015.  Adjusted EBITDA for fiscal 2014 increased slightly despite the increased costs and internal time dedicated to our recent acquisitions.  The decrease in fiscal 2014 net income was primarily a result of increased amortization and depreciation expense relating to acquisitions and capital investments made to enhance future growth and reduce costs, including a substantial investment in new laboratory facilities and equipment.  These and similar investments we have made and continue to make in technology, acquisitions and expanding manufacturing capacity are important for future growth capacity and reduced operational costs.”

Mr. Gay stated, “Management will continue its operational focus on improving inventory turnover as we integrate recent acquisitions. Reducing costs through the consolidation and sourcing of high quality raw materials and packaging components, while meeting our internal manufacturing and technical specifications, remains a daily effort.  Also, we are hopeful that increases in costs of shipping and energy over the last several years may slow this year.”

Mr. Gay continued, “The prospects for this coming year seem promising as many of our key customers plan on opening new stores across the country.  Stores and chains that do not have critical scale within local and regional markets have experienced stiff competition from the larger chains entering their market.  Fortunately, we have seen a number of these stores aggressively compete with expanded product offerings that larger chains often do not provide. One key benefit our customers appreciate is the ability to purchase a diversity of brands and products directly from us.   Management appreciates the confidence of our customers, employees and stockholders as we continue to grow our business and make improvements.”

ABOUT NUTRACEUTICAL

We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores.  Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers.  Our core business strategy is to acquire, integrate and operate businesses in the natural products industry that manufacture, market and distribute branded nutritional supplements.  We believe that the consolidation and integration of these acquired businesses provides ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.

We manufacture and sell nutritional supplements and other natural products under numerous brands including Solaray®, KAL®, Nature’s Life®, LifeTime®, Natural Balance®, NaturalCare®, Health from the Sun®, Pioneer®, Nutra BioGenesis™, Life-flo®, Organix South®, Heritage Store® and Monarch Nutraceuticals™.

We own neighborhood natural food markets, which operate under the trade names The Real Food Company™, Thom’s Natural Foods™ and Cornucopia Community Market™.  We also own health food stores, which operate under various trade names including Fresh Vitamins™, Granola’s™ and Peachtree Natural Foods®.

We manufacture and/or distribute one of the broadest branded product lines in the industry with over 8,000 SKUs, including approximately 800 SKUs exclusively sold internationally.  We believe that as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. These forward-looking statements can be identified by the use of terms such as “believe,” “expects,” “plan,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy. These statements involve known and unknown risks, uncertainties and other factors that may cause industry trends or our actual results to be materially different from any future results expressed or implied by these statements.  Important factors that may cause our results to differ from these forward-looking statements include, but are not limited to: (i) changes in or new government regulations or increased enforcement of the same, (ii) unavailability of desirable acquisitions,  inability to complete them or inability to integrate them, (iii) increased costs, including from increased raw material or energy prices, (iv) changes in general worldwide economic or political conditions, (v) adverse publicity or negative consumer perception regarding nutritional supplements, (vi) issues with obtaining raw materials of adequate quality or quantity, (vii) litigation and claims, including product liability, intellectual property and other types,  (viii) disruptions from or following acquisitions including the loss of customers, (ix) increased competition, (x) slow or negative growth in the nutritional supplement industry or the healthy foods channel, (xi) the loss of key personnel or the inability to manage our operations efficiently, (xii) problems with information management systems, manufacturing efficiencies and operations, (xiii) insurance coverage issues, (xiv) the volatility of the stock market generally and of our stock specifically, (xv) increases in the cost of borrowings or unavailability of additional debt or equity capital, or both, or fluctuations in foreign currencies, and (xvi) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest and other factors outside of our control.  Copies of our SEC reports are available upon request from our investor relations department or may be obtained at the SEC’s website (www.sec.gov).

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NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited; dollars in thousands)

	September 30,	September 30,
	2014	2013
Assets
Current assets, net	$83,850	$75,048
Property, plant and equipment, net	79,244	76,214
Goodwill	23,622	15,821
Other non-current assets, net	28,062	25,227
	$214,778	$192,310

Liabilities and Stockholders’ Equity
Current liabilities	$21,709	$21,796
Long-term liabilities	43,456	32,638
Stockholders’ equity	149,613	137,876
	$214,778	$192,310

NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; dollars in thousands, except per share data)

	Three months ended September 30,		Twelve months ended September 30,
	2014	2013	2014	2013
Net sales	$52,440	$51,256	$214,474	$208,397
Cost of sales	26,509	25,547	108,169	105,518
Gross profit	25,931	25,709	106,305	102,879
Operating expenses
Selling, general and administrative	19,249	18,089	76,874	72,413
Amortization of intangible assets	727	508	2,667	2,209
Impairment of intangible assets	267	124	267	124
Income from operations	5,688	6,988	26,497	28,133
Interest and other expense, net	397	336	1,421	1,360
Income before provision for income taxes	5,291	6,652	25,076	26,773
Provision for income taxes	1,858	2,516	9,187	9,765

Net income	$3,433	$4,136	$15,889	$17,008

Net income per common share
Basic	$0.35	$0.42	$1.62	$1.74
Diluted	0.35	0.42	1.62	1.73

Weighted average common shares outstanding
Basic	9,690,673	9,833,325	9,792,276	9,783,300
Diluted	9,698,438	9,846,329	9,801,080	9,807,858

NUTRACEUTICAL INTERNATIONAL CORPORATION

ADJUSTED EBITDA SCHEDULE

(unaudited; dollars in thousands)

	Three months ended September 30,		Twelve months ended September 30,
	2014	2013	2014	2013

Net income	$3,433	$4,136	$15,889	$17,008
Provision for income taxes	1,858	2,516	9,187	9,765
Interest and other expense, net (1)	397	336	1,421	1,360
Depreciation and amortization	3,111	2,466	11,468	9,791
Impairment of intangible assets (2)	267	124	267	124

Adjusted EBITDA	$9,066	$9,578	$38,232	$38,048

(1)         Includes amortization of deferred financing fees.

(2)         A non-cash intangible asset impairment charge of $267 related to a tradename was recorded for the three months and twelve months ended September 30, 2014. Non-cash intangible asset impairment charges of $124 related to certain tradenames were recorded for the three months and twelve months ended September 30, 2013.

Non-GAAP Financial Measures

Adjusted EBITDA (a non-GAAP measure) is defined in our performance measures as earnings before net interest and other expense, taxes, depreciation, amortization and goodwill and intangible asset impairments.  We believe that Adjusted EBITDA provides useful additional information to analysts, creditors, investment bankers and management regarding operating performance and debt covenant compliance.  Adjusted EBITDA has some inherent limitations in measuring operating performance due to the exclusion of certain financial elements such as depreciation and amortization and is not necessarily comparable to other similarly-titled captions of other companies due to potential inconsistencies in the method of calculation.  Furthermore, Adjusted EBITDA is not intended to be an alternative to net income in determining our operating performance in accordance with generally accepted accounting principles.